CleanSpark Included in LD Micro Index Rebalance

SALT LAKE CITY, Feb. 11, 2019 /PRNewswire/ -- CleanSpark, Inc. (OTC: CLSK), "The Company", a microgrid company with advanced engineering, software and controls for innovative distributed energy resource management systems, today announced that the company was added to the LD Micro 1000 Index rebalance as of February, 2019.

The LD Micro Index is designed to give the most accurate representation of the intraday activity of micro-cap stocks in North America.  The index is market cap weighted and is currently comprised of 996 stocks in the U.S. and Canada with market capitalizations between $50 million and $300 million. Of the 996 companies included on the index, fewer that 4% trade on the Over-The-Counter exchange.  https://www.ldmicro.com/the-index

"With this reconstitution we will have 996 companies in the index. Due to the volatility in the final weeks of 2018, particularly among micro-cap companies, there was quite a bit of movement; there were 312 companies that no longer qualified, 346 new names were added, and 652 companies that remain in place," said David Scher, LD Micro's Director of Data and Development.  "We're happy to add CleanSpark to the index, and congratulate them on their recent acquisition of Pioneer Critical Power, Inc.," he added.

"The addition of CleanSpark to the LD Micro index further demonstrates our commitment to providing shareholder value and transparency.  To be included on the list, and to be one of only 4% of the companies to trade OTC (Over-the-Counter), we believe further validates our business model and execution," stated Matthew Schultz, Chief Executive Officer of CleanSpark.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. We are investors, first and foremost. What started out as a newsletter highlighting unique companies has transformed into several influential conferences annually (Invitational, Summit, and Main Event).

In 2015, LD Micro launched ldmicro.com as a portal to provide exclusive intraday information on the entire sector, including the first pure microcap index (LDMi) which covers stocks in North America with market capitalizations between $50-$300m.

About CleanSpark, Inc.

CleanSpark provides advanced energy software and control technology that enables a plug-and-play enterprise solution to modern energy challenges. Our services consist of intelligent energy monitoring and controls, microgrid design and engineering, microgrid consulting services, and turn-key microgrid implementation services. CleanSpark's software allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military and municipal deployment. For more information on CleanSpark, please visit http://www.cleanspark.com.

Information about Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to CleanSpark's respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; In addition, other factors that could cause actual results to differ materially are discussed in our respective filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact – CleanSpark Investor Relations:

S. Matthew Schultz

Chief Executive Officer

(801) 244-4405

 matt@cleanspark.com